EXHIBIT 99.1

Hutchinson Technology Reports Third Quarter Loss

Company Taking Actions to Reduce Annual Costs by $25 Million

HUTCHINSON, Minn., July 27, 2010 (GLOBE NEWSWIRE) -- Hutchinson Technology Incorporated (Nasdaq:HTCH) today reported a net loss of $18.5 million, or $0.79 per share, on net sales of $77.3 million for its fiscal third quarter ended June 27, 2010. In the preceding quarter, the company reported a net loss of $15.6 million, or $0.67 per share, on net sales of $87.6 million. Gross profit in the quarter was $4.9 million, or 6 percent of net sales, compared with $7.3 million, or 8 percent of net sales, in the preceding quarter. Results for the fiscal 2010 third quarter included $2.3 million of non-recurring asset write-downs in the BioMeasurement Division. Results for both the fiscal 2010 third quarter and the preceding quarter included non-cash interest expense of $2.1 million resulting from the company's adoption, at the beginning of fiscal 2010, of Financial Accounting Standards Board guidance for accounting for convertible debt instruments.

Wayne M. Fortun, Hutchinson Technology's president and chief executive officer, said that the company's shipments declined 11 percent sequentially primarily due to reductions in disk drive makers' production plans. In addition, the company lost volume due to a defect on some of its TSA+ product. "The defect that we encountered late in the quarter prevented share gains we expected to achieve," said Fortun. "We have now contained the defect and identified the cause, and we are implementing and validating the solutions. Our TSA+ production process is complex and requires persistent focus on improving reliability and yields. We acted quickly to address this latest challenge, and we continue to ship TSA+ suspensions in volume."

Fortun said the company is taking actions to further reduce costs and preserve cash, targeting annualized cost reductions of approximately $25 million by the end of fiscal 2010. "In our BioMeasurement Division, we will reduce costs by approximately $12 million in light of slower than expected revenue growth," said Fortun. "In our Disk Drive Components Division, we will reduce costs by approximately $8 million, while keeping intact capabilities that are core to our competitive position. We will also reduce our corporate expenses by approximately $5 million." The company estimates that its financial results for its fiscal 2010 fourth quarter will include approximately $4 million of severance charges related to these actions.

Fortun said that in addition to reducing the operating loss in the BioMeasurement Division, the company's path to profitability includes increasing revenue through overall suspension assembly market growth and higher market share, improving TSA+ production efficiency and establishing operations in Thailand.

Cash flow from operations in the fiscal 2010 third quarter totaled $2.9 million and capital expenditures totaled $10.9 million. The company has reduced its capital spending plans for fiscal 2010 from $50 million to $40 million. During the quarter, the company sold $20.5 million of auction rate securities at par value, and the full proceeds were applied to the loan that was previously obtained against these securities. The company's cash and investments balance at the end of the quarter totaled $168 million.

Subsequent to the end of the fiscal 2010 third quarter, the remaining $44.6 million of auction rate securities held by the company were put back to UBS at par value, under the terms of a previous agreement. The remaining $34 million balance on the loan obtained against these securities was repaid, reducing both the company's cash and investments balance and its current debt by $34 million.

Disk Drive Components Division

The company shipped approximately 117 million suspension assemblies in the fiscal 2010 third quarter, down from 130 million in the preceding quarter and 146 million in the fiscal 2009 third quarter. Shipments of suspension assemblies for 3.5-inch ATA applications increased slightly while shipments for the enterprise and mobile segments declined compared with the preceding quarter. The pricing environment continues to be competitive, and the company's average selling price declined one cent from the preceding quarter to 65 cents. Average selling price in the fiscal 2009 third quarter was 71 cents.

The company shipped approximately 33 million TSA+ suspension assemblies in the fiscal 2010 third quarter, up from 20 million in the preceding quarter and 10 million in last year's third quarter. Kathleen Skarvan, president of the Disk Drive Components Division, said that a defect on some of its TSA+ product resulted in lost volume at the end of the fiscal 2010 third quarter and will negatively impact volume in the company's fourth quarter as well. The company reduced the cost burden of TSA+ flexure production from $7.9 million in the preceding quarter to $7.5 million in the fiscal 2010 third quarter as cost per part declined by approximately 13 percent. Skarvan said that TSA+ suspension assemblies will continue to grow as a percentage of the company's product mix. However, due to a yield setback associated with the TSA+ product defect, the company is now targeting elimination of the TSA+ cost burden in the first half of fiscal 2011.

Construction of the company's assembly facility in Thailand is scheduled to be complete in August and equipment installation will begin thereafter. "We expect to ship products for customer qualification from our Thailand facility early in fiscal 2011," said Skarvan.

Regarding the outlook for suspension assembly demand, Skarvan said the company currently expects its fiscal 2010 fourth quarter shipments to decline 5 to 10 percent compared with the third quarter as a result of share losses with certain customers. "While it will take longer than we previously expected to regain market share, we believe that our strategic investments in our TSA+ process capabilities and our assembly operation in Thailand will further lower our costs and strengthen our competitive position," said Skarvan.

BioMeasurement Division

Net sales for the BioMeasurement Division in the fiscal 2010 third quarter totaled $536,000 compared with $687,000 in the preceding quarter and $408,000 in last year's third quarter. Monitor sales were relatively flat on both a year-over-year and a sequential basis. Sensor sales nearly doubled year-over-year, but declined on a sequential basis in the company's third quarter. The installed base of monitors now totals more than 300 across 131 customers compared with 280 at 120 customers at the end of the preceding quarter. The company now expects fiscal 2010 BioMeasurement Division sales to reach about $2.5 million compared with $1.8 million in fiscal 2009.

"In light of slower sales growth, we are significantly reducing the division's cost structure," said Rick Penn, president of the BioMeasurement Division. "We will focus primarily on the customers, applications and geographic markets where we have the most momentum, which will enable us to reduce our sales force and our spending in other areas."

"We have proven that measurement of StO2 can identify problems that other vital signs cannot, and we are making progress in expanding use of our InSpectra(TM) StO2 system in the trauma and emergency departments and surgical intensive care unit," said Penn. "We believe that the potential for the InSpectra StO2 system merits our continued investment."

Hutchinson Technology to Host Conference Call

The company will conduct a conference call and webcast for investors beginning at 4:00 p.m. Central Time on Tuesday, July 27. Individual investors and news media may participate in the conference call live via the webcast. The webcast will be available through the Investor Relations page on Hutchinson Technology's web site at www.htch.com. Webcast participants will need to complete a brief registration form and should allow extra time before the webcast begins to register and, if necessary, download and install audio software.

About Hutchinson Technology

Hutchinson Technology is a global technology leader committed to creating value by developing solutions to critical customer problems. The company's Disk Drive Components Division is a leading worldwide supplier of suspension assemblies for disk drives. The company's BioMeasurement Division is focused on bringing to the market new technologies and products that provide information clinicians can use to improve the quality of health care and reduce costs.

Cautionary Note Regarding Forward-Looking Statements

This announcement contains forward-looking statements regarding demand for and shipments of the company's products, production capability and costs, assembly operations in Thailand, product commercialization and adoption, capital expenditures, cost reductions, operating performance and financial results. The company does not undertake to update its forward-looking statements. These statements involve risks and uncertainties. The company's actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, market acceptance of new products, the company's ability to produce suspension assemblies at levels of precision, quality, volume and cost its customers require, changes in product mix, changes in customers yields, changes in storage capacity requirements, changes in expected data density, changes in the company's ability to establish an assembly operation in Asia, changes in the company's ability to reduce costs and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission.

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Operations - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	June 27,	June 28,	June 27,	June 28,
	2010	2009	2010	2009

Net sales	$ 77,293	$ 106,105	$ 273,163	$ 304,780

Cost of sales	72,386	104,128	240,164	314,710

Gross profit (loss)	4,907	1,977	32,999	(9,930)

Research and development expenses	5,553	5,723	16,136	22,060

Selling, general and administrative expenses	14,686	13,302	40,386	44,652

Severance and other expenses	--	4,894	--	29,208

Asset impairment charge	--	20,841	--	71,809

Loss from operations	(15,332)	(42,783)	(23,523)	(177,659)

Interest expense	(3,865)	(5,033)	(12,224)	(15,109)

Interest Income	304	689	1,241	2,876

Gain on debt extinguishment	--	1,923	6	14,098

Gain (loss) on short- and long-term investments	37	224	(319)	4,134

Other income, net	437	432	1,257	1,042

Loss before income taxes	(18,419)	(44,548)	(33,562)	(170,618)

Provision (benefit) for income taxes	81	(215)	(1,692)	(154)

Net loss	$ (18,500)	$ (44,333)	$ (31,870)	$ (170,464)

Basic loss per share	$ (0.79)	$ (1.90)	$ (1.36)	$ (7.36)

Diluted loss per share	$ (0.79)	$ (1.90)	$ (1.36)	$ (7.36)

Weighted-average common shares outstanding	23,362	23,346	23,360	23,167

Weighted-average common and diluted shares outstanding	23,362	23,346	23,360	23,167

Hutchinson Technology Incorporated
Condensed Consolidated Balance Sheets - Unaudited
(In thousands, except shares data)
	June 27,	September 27,
ASSETS	2010	2009
Current assets:
Cash and cash equivalents	$ 53,596	$ 106,391
Short-term investments	114,336	96,316
Trade receivables, net	46,051	63,448
Other receivables	7,845	8,445
Inventories	55,620	46,878
Other current assets	2,602	4,932
Total current assets	280,050	326,410
Long-term investments	--	24,316
Property, plant and equipment, net	261,139	279,336
Other assets	4,635	5,425
	$ 545,824	$ 635,487

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current liabilities:
Current maturities of long-term debt	$ 35,224	$ 102,804
Accounts payable	21,491	17,536
Accrued expenses	9,873	11,183
Accrued compensation	14,326	13,139
Total current liabilities	80,914	144,662
Long-term debt, less current maturities	--	946
Convertible subordinated notes	172,755	166,464
Other long-term liabilities	1,165	1,705
Shareholders' investment:
Common stock $.01 par value, 100,000,000 shares authorized, 23,362,000 and 23,359,000 issued and outstanding	234	234
Additional paid-in capital	421,638	418,572
Accumulated other comprehensive income	587	2,503
Accumulated loss	(131,469)	(99,599)
Total shareholders' investment	290,990	321,710
	$ 545,824	$ 635,487

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Cash Flows - Unaudited
(Dollars in thousands)

	Thirty-Nine Weeks Ended
	June 27,	June 28,
	2010	2009
Operating activities:
Net loss	$ (31,870)	$ (170,464)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	41,457	61,515
Stock-based compensation	3,039	4,054
Benefit for deferred taxes	--	(67)
Non-cash interest expense	6,290	6,570
Loss (gain) on short- and long-term investments	319	(4,134)
Impairment of assets	2,294	71,669
Loss (gain) on disposal of assets	11	(355)
Severance and other expenses	--	2,155
Gain on extinguishment of debt	(6)	(14,098)
Changes in operating assets and liabilities	12,696	55,339
Cash provided by operating activities	34,230	12,184

Investing activities:
Capital expenditures	(22,690)	(18,728)
Purchases of marketable securities	(71,739)	(19,783)
Sales/maturities of marketable securities	75,811	124,663
Cash (used for) provided by investing activities	(18,618)	86,152

Financing activities:
Repayment of long-term debt	(68,513)	(71,910)
Repayment of capital lease	79	--
Net proceeds from issuance of common stock	27	1,458
Net proceeds from loan	--	59,161
Cash used for financing activities	(68,407)	(11,291)

Net (decrease) increase in cash and cash equivalents	(52,795)	87,045

Cash and cash equivalents at beginning of period	106,391	62,309

Cash and cash equivalents at end of period	$ 53,596	$ 149,354

Hutchinson Technology Incorporated
Earnings Per Share Calculation - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	June 27,	June 28,	June 27,	June 28,
	2010	2009	2010	2009

Net loss (A)	$ (18,500)	$ (44,333)	$ (31,870)	$ (170,464)
Plus: interest expense on convertible subordinated notes	--	--	--	--
Less: additional profit sharing expense and income tax provision	--	--	--	--
Net loss available to common shareholders (B)	$ (18,500)	$ (44,333)	$ (31,870)	$ (170,464)

Weighted average common shares outstanding (C)	23,362	23,346	23,360	23,167
Dilutive potential common shares	--	--	--	--
Weighted average common and diluted shares outstanding (D)	23,362	23,346	23,360	23,167

Basic loss per share [(A)/(C)]	$ (0.79)	$ (1.90)	$ (1.36)	$ (7.36)
Diluted loss per share [(B)/(D)]	$ (0.79)	$ (1.90)	$ (1.36)	$ (7.36)
CONTACT:  Hutchinson Technology Inc.
          INVESTOR CONTACT:
          Chuck Ives
            320-587-1605
          MEDIA CONTACT:
          Connie Pautz
            320-587-1823